                                                                    EXHIBIT 13.5

                        SOUTHERN COMMUNITY BANK AND TRUST
                             4701 COUNTRY CLUB ROAD
                       WINSTON-SALEM, NORTH CAROLINA 27104
                            TELEPHONE: (336) 768-8500

                                 PROXY STATEMENT

                                 ANNUAL MEETING

         The Board of Directors (the "Board") of Southern Community Bank and Trust (the "Bank"), the principal executive offices of which are located at 4701 Country Club Road, Winston-Salem, Forsyth County, North Carolina 27104, hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on Thursday, April 26, 2001, at the Ramada, Exit 184, Interstate 40, Clemmons, Forsyth County, North Carolina, or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 1, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the Bank's 2000 Annual Report to Shareholders.

                         VOTING OF APPOINTMENTS OF PROXY

         Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person. The persons named as proxies in the enclosed appointment of proxy, who are referred to herein as the Proxy Committee, are Richard M. Cobb and Jeff T. Clark (the "Proxies"), whom the Board has designated as management Proxies. When appointments of proxy in the enclosed form are returned, properly executed and in time for the meeting, the shares represented thereby will be voted at the meeting in accordance with the directions indicated thereon. If no directions are given, the appointment of proxy will be voted FOR the four nominees for director in Proposal 1 and FOR Proposal 2, 3 and 4 described below. The Directors of the Bank may have an interest in Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgement. These matters include: approval of the minutes of the 2000 annual meeting, matters incidental to the conduct of the Annual Meeting, other business, and matters for which the Bank did not receive notice by January 27, 2001. The appointments of proxy will be tabulated by one or more inspectors of election designated by the Board.

                       REVOCATION OF APPOINTMENT OF PROXY

         A shareholder giving an appointment of proxy in the accompanying form may revoke the appointment at any time prior to the actual voting by notifying the Bank's Secretary in writing, or by executing another appointment of proxy bearing a later date and filing it with the Secretary (Jeff T. Clark, Secretary, Southern Community Bank and Trust, 4701 Country Club Road, Winston-Salem, North Carolina 27104). In addition, if a shareholder attends the meeting in person, the shareholder may vote his or her shares without returning the enclosed appointment of proxy, and if the shareholder has returned the appointment of proxy, the shareholder may nevertheless attend the meeting and, after notifying the Secretary of his or her preference, vote in person, in which case the returned appointment of proxy will be disregarded.

                            EXPENSES OF SOLICITATION

         In addition to solicitation by mail, the Bank's directors, officers, and regular employees may solicit appointments of proxy in person or by telephone. The Bank will bear the cost of solicitation. Brokerage houses, nominees, custodians, and fiduciaries are requested to forward these proxy soliciting materials to the beneficial owners of the Bank's stock held of record by such persons, and the Bank will reimburse their reasonable expenses in this regard. The Bank anticipates mailing this Proxy Statement on or about March 13, 2001.

                                VOTING SECURITIES

         As of the record date for the annual meeting, there were 7,938,797 shares of the Bank's common stock, par value $2.50 per share (sometimes referred to herein as the "Shares"), issued and outstanding and entitled to vote at the Annual Meeting. The Bank is currently authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. The voting rights of the preferred stock are to be set by the Board at the time such stock is issued. No preferred stock is issued or outstanding. As of the record date for the annual meeting, there were approximately 5,000 holders of record of the Bank's common stock.

                                VOTING PROCEDURE

         Each Share is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected. Proxies will be tabulated by one or more inspectors of election designated by the Board.

         PROPOSAL 1 -- ELECTION OF DIRECTORS. In the election of directors under Proposal 1, the four nominees receiving the highest number of votes for the four Class I director seats will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect. Shareholders are not authorized to cumulate their votes for directors.

         PROPOSALS 2 AND 3 -- APPROVAL OF AMENDMENTS TO STOCK OPTION PLANS. Proposals 2 and 3 will be approved if two-thirds of all Shares are cast in favor of the proposals. Any Shares not voted (whether by abstentions, broker non-votes or otherwise) will have the same effect as a NO vote for Proposals 2 and 3.

         PROPOSAL 4 -- APPROVAL OF REORGANIZATION INTO A FINANCIAL HOLDING COMPANY. Proposal 4 will be approved if a majority of all Shares are cast in favor of the proposal. Any Shares not voted (whether by abstentions, broker non-votes or otherwise) will have the same effect as a NO vote for Proposal 4.

                                     QUORUM

         The Bank's Bylaws provide that the holders of a majority of the Bank's outstanding Shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the Meeting, the Annual Meeting may be adjourned by the vote of a majority of the Shares voting on the motion to adjourn. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the Annual Meeting.

                       BENEFICIAL OWNERSHIP OF SECURITIES

         To the Bank's knowledge, as of December 31, 2000, no shareholder owned more than five percent of the Common Stock. The following table shows, as of December 31, 2000, the number of shares of Common Stock owned by each director and by all directors and principal officers of the Bank as a group:


                                                                     SHARES CURRENTLY     PERCENTAGE OF COMMON
BENEFICIAL OWNER (POSITION)                                               OWNED(1)            STOCK OWNED(2)
---------------------------                                          ----------------     ---------------------
Don G. Angell (director)                                                  197,977                2.6%

F. Scott Bauer (director, President & CEO)                                168,134                2.2%

Nolan G. Brown (director)                                                  89,867                1.2%

James L. Caldwell (director)                                               38,868                  F

James G. Chrysson (director)                                               87,647                1.2%

Matthew G. Gallins (director)                                              95,005                1.2%

Dianne M. Neal  (director)                                                 74,022                1.0%

Billy D. Prim (director)                                                  111,576                1.5%

C. J. "Pete" Ramey (director)                                             151,253                2.0%

Annette Y. Scippio (director)                                              18,863                  F

Durward A. Smith, Jr. (director)                                          174,833                2.3%

William G. Ward, Sr., M.D. (director)                                      69,373                  F

Anthony H. Watts (director)                                                70,445                  F
                                                                        ---------                ----
DIRECTORS AND PRINCIPAL OFFICERS
AS A GROUP (16 PERSONS)                                                 1,567,571                19.4%
                                                                        =========                ====

NOTES:

F        Owns less than one percent of the outstanding Common Stock.

(1) This column includes the number of shares of Common Stock capable of being issued within 60 days of December 31, 2000, upon the exercise of stock options held by the named individual. For each director listed above, the beneficial ownership includes the following options that are exercisable within 60 days of December 31, 2000: Mr. Angell -- 17,990; Mr. Bauer -- 127,241; Mr. Brown -- 10,164; Mr. Caldwell -- 17,990; Mr.
         Chrysson -- 17,990; Mr. Gallins -- 32,594; Ms. Neal -- 32,594; Mr. Prim
         -- 32,594; Mr. Ramey -- 17,990; Ms. Scippio -- 17,990; Mr. Smith --
         8,995; Dr. Ward -- 32,594; Mr. Watts -- 17,990; principal officers and directors as a group -- 500,926. To the Bank's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following Common Stock which the individual indicates that he or she shares voting and/or investment power: Mr. Angell -- 19,411; Mr. Bauer -- 1,000
         Shares: Mr. Brown -- 77,679 Shares; Mr. Chrysson -- 33 Shares; Mr. Gallins -- 21,919 Shares; Ms. Neal -- 37,779 Shares; Mr. Prim -- 2,013 Shares; Ms. Scippio --118 Shares; Dr. Ward -- 22,985 Shares; Mr. Watts -- 20,868 Shares; directors and principal officers as a group -- 205,614 Shares.

(2) The ownership percentage of each individual is calculated based on the total of 7,595,979 shares of Common Stock issued and outstanding at December 31, 2000, plus the number of shares that can be issued to that individual within 60 days of December 31, 2000 upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2000 upon the exercise of all stock options held by the group.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         Under the Bank's Charter and Bylaws, the number of directors shall be such number as the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected, such number to be not less than six nor more than fourteen. The Bank's Charter and Bylaws also provide that the Board shall be divided into three classes, each containing as nearly equal a number of directors as possible. Directors elected to succeed the directors currently in each class shall be elected for a term of office of three years.

         The Board, by resolution, has fixed the number of directors at thirteen. The Board has nominated four directors for re-election at this Annual Meeting to serve a three-year term until the Annual Meeting of Shareholders in 2004 ("Class I Directors"), or until their successors are elected and qualified. All of the nominees have served as directors of the Bank since the Bank's incorporation on November 14, 1996. The four nominees receiving the highest number of votes will be elected.

         In the absence of any contrary specification, the Proxy Committee will vote for the election of the four nominees listed below as Class I Directors by casting an equal number of votes for each nominee. If, at or before the meeting time, any of the nominees listed below has become unavailable for any reason, the Proxy Committee has the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any nominee or nominees listed below will become unavailable.

         Listed below are the names of the nominees for election as Class I Directors, together with their ages at December 31, 2000, and their principal occupations during the past five years.

NAME AND AGE                        PRINCIPAL OCCUPATION OVER LAST FIVE YEARS
------------                        -----------------------------------------
James G. Chrysson, 45               Vice President, C.B. Development Co., Inc. (real estate development) Winston-Salem,
                                    North Carolina

Matthew G. Gallins, 44              President, Gallins Vending Company, Inc., Winston-Salem, North Carolina; Member of the Board
                                    of Directors of Greenbriar Corporation (listed on the AMEX).

Dianne M. Neal, 41                  Vice-President of Investor Relations since 1999, Vice President and Controller 1997-1999, prior to that, Director of Financial Planning and Accounting, R.J. Reynolds Tobacco Company,
                                    Winston-Salem, North Carolina.

William G. Ward, Sr., M.D., 47      Professor of Orthopaedic Surgery, Wake Forest Medical Center, Winston-Salem, North Carolina.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE. THE FOUR NOMINEES RECEIVING THE HIGHEST NUMBER OF VOTES WILL BE ELECTED.

                             MANAGEMENT OF THE BANK
DIRECTORS

         The following table shows the names, ages at December 31, 2000, and principal occupations during the past five years of the Bank's Class II and Class III Directors. Each such person has served as a director of the Bank since the Bank's incorporation on November 14, 1996, except Nolan G. Brown who has served since his appointment in May of 1998. No director or principal officer is related to another director or principal officer. Other than directors Gallins and Prim, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

NAME AND AGE                        PRINCIPAL OCCUPATION OVER LAST FIVE YEARS
------------                        -----------------------------------------
LISTED BELOW ARE THE FOUR PERSONS ELECTED AT THE 2000 ANNUAL MEETING OF
SHAREHOLDERS AS CLASS III DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2003:

Don G. Angell, 61                   Chief Executive Officer, Angell Group (holding company); Chairman of the Board, Southeastern
                                    Hospitality (hotels); Chairman of the Board, Meadowbrook of North Carolina (health care); all of Clemmons, North Carolina.

F. Scott Bauer, 46                  President and Chief Executive Officer, Southern Community Bank and Trust.

C. J. "Pete" Ramey, 55              Chief Executive Officer, Ramey, Inc. (public utility contractor), Bethania, North Carolina.

Durward A. Smith, Jr., 60           Chief Executive Officer, DAC Products, Inc. (manufacturing), Rural Hall, NC.

LISTED BELOW ARE THE FIVE PERSONS ELECTED AT THE 1999 ANNUAL MEETING OF
SHAREHOLDERS AS CLASS II DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2002:

Nolan G. Brown, 60                  Owner and President, Triad Group, Inc. and related companies and subsidiaries (health care),
                                    Yadkinville, North Carolina.

James L. Caldwell, 45               Former Head Football Coach, Wake Forest University, Winston-Salem, North Carolina.

Billy D. Prim, 44                   Chairman and Chief Executive Officer, Blue Rhino Corporation (propane gas cylinder exchange),
                                    Winston-Salem, North Carolina (listed on the Nasdaq National Market).

Annette Y. Scippio, 51              Executive Director, Leadership Winston-Salem (community organization), Winston-Salem,
                                    North Carolina.

Anthony H. Watts, 45                President/Chief Executive Officer, A. Watts, Inc. (general construction), Winston-Salem,
                                    North Carolina.

BOARD ATTENDANCE AND FEES

         The Board held 13 meetings in 2000. All directors attended at least seventy-five percent of the meetings. During 2000, non-employee directors received $300 for each Board meeting attended and $150 for each committee meeting attended. During 2001, non-employee directors will receive $500 for each Board meeting attended and $300 for each committee meeting attended.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board has established the committees described below.

         Executive Committee. The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board's authority. The Executive Committee also performs the functions of a nominating committee. The Executive Committee's nominating committee functions include, among other things, recommending annually to the Board the names of persons to be considered for nomination and election by the Bank's shareholders and, as necessary, recommending to the Board the names of persons to be elected to the Board to fill vacancies as they occur between annual meetings. In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders. Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Executive Committee for consideration. The Executive Committee held two meeting during 2000. The Executive Committee presently consists of directors Angell, Bauer, Chrysson, Smith, Ward, and Ramey (Chair).

         Audit Committee. The Audit Committee, in accordance with the Charter attached as Exhibit A, is responsible for insuring that the Board receives objective information regarding Bank policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Bank activities as the Board may direct. Subject to the Board's approval, the Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose. The Audit Committee held three meetings during 2000. Please refer to the audit committee report below. Members of the Audit Committee are directors Brown, Ramey, Smith, Scippio, Watts, and Neal (Chair).

         Compensation Committee. The Compensation Committee reviews and recommends to the Board the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and other Bank employees. The Compensation Committee held one meeting during 2000. Please refer to the compensation committee report below. Members of the Compensation Committee are directors Angell, Caldwell, Scippio, Ward, Watts, and Prim (Chair).

         Loan Committee. The Loan Committee reviews and approves loans and investment security transactions made by the Bank to insure that such loans and investments are in accordance with Bank policy set by the Board. The Loan Committee held 12 meetings in 2000. Members of the Loan Committee are directors Bauer, Chrysson, Neal, Ramey, and Gallins (Chair). The senior lending officer of the Bank, Executive Vice President Jeff T. Clark, and the head of Credit Administration, Rick Morgan, also serve on the Loan Committee.

         Asset/Liability Committee. The Asset/Liability Committee monitors the Bank's liquidity and interest rate risk practices to insure that such practices are in accordance with Bank policy set by the Board. The Asset/Liability Committee held four meetings in 2000. Members of the Asset/Liability Committee are directors Bauer, Brown, Caldwell, Neal, Ward, and Prim (Chair). The Chief Financial Officer of the Bank, Richard M. Cobb, also serves on the Asset/Liability Committee.

         Community Reinvestment Act Committee. The Community Reinvestment Act Committee establishes policies and goals for proactively complying with the provisions of the Community Reinvestment Act (the "CRA Act"), as well as monitoring the Bank's performance under the requirements of the CRA Act. The Community Reinvestment Act Committee held four meetings in 2000. The members of the Community Reinvestment Act Committee are directors Bauer, Brown, Caldwell, Gallins, and Scippio (Chair). The senior lending officer of the Bank, Executive Vice President Jeff T. Clark, also serves on the Community Reinvestment Act Committee.

REPORT OF THE AUDIT COMMITTEE

         In accordance with its written charter adopted by the Board, attached as Exhibit A to this proxy statement, the Audit Committee assists the Board in fulfilling its responsibility for supervising the quality and integrity of the accounting, auditing, and financial reporting practices of the Bank. As required by the Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the audit committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of The Nasdaq Stock Market, Inc.

         In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Bank that might bear on the auditors' independence required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees." The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors' independence.

         The Audit Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Bank's internal controls and the internal audit function's organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Chief Financial Officer and independent auditors were available to the Audit Committee to discuss the interim financial information contained in each quarterly earnings announcement prior to the public release of each such announcement.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements of the Bank. The Audit Committee also discussed the results of the internal audit examinations.

         The Audit Committee reviewed and discussed the audited financial statements of the Bank as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Bank's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Bank's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the appropriate federal regulator. The Audit Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

         This report is submitted by the Audit Committee: Nolan G. Brown, C. J. "Pete" Ramey, Annette Y. Scippio, Durward A. Smith, Jr., Anthony H. Watts, and Dianne M. Neal (Chair).

REPORT OF THE COMPENSATION COMMITTEE

         The following report of the Compensation Committee of the Board (the "Compensation Committee") provides information with respect to the compensation paid to the Chief Executive Officer, F. Scott Bauer, and to the Bank's other executive officers of the Bank. The purpose of the executive compensation program is to

                  -        Attract and retain qualified management
                  -        Enhance short-term financial gain, and
                  -        Enhance - long term shareholder value.

         The Bank's executive compensation program is administered by the Compensation Committee. The Compensation Committee is comprised of the individuals listed below, each of whom is a non-employee director of the Bank. The Bank's compensation program for executive officers consists of the following elements: annual salary; performance-based cash awards; periodic grants of options under the 1997 Incentive Stock Option Plan (the "ISO Plan"); annual matching contributions under the Bank's 401(k) retirement plan (the "401(k) Plan"); and Employment Agreements. The Compensation Committee recommends to the Board the salary levels for executive officers; grants stock options under the ISO Plan to the executive officers; and recommends to the Board the incentive compensation amounts for executive officers. The Board determines matching contributions under the 401(k) Plan.

         The Compensation Committee intends to keep compensation levels competitive with the Bank's peer groups. The Compensation Committee's strategy is to maintain a structure within the executive compensation program which strengthens the link between executive compensation, the Bank's performance, individual performances of the executive officers and shareholder interests. The 2000 compensation program was based upon the following principles:

         - Base salaries are targeted to a range of salaries paid to executive officers of peer group banks.

         - Annual incentive awards are dependent upon the Bank's performance against established target levels and its financial performance relative to its peer group.

         - Long-term compensation, in the form of the ISO Plan and long term incentive awards, directly links executive officers' rewards to stock price appreciation.

         The following sections of this Report describe the compensation program for executive officers in effect in 2000:

         Base Salary. Base salaries for executive officers are reviewed and approved by the Board based upon recommendations by the Compensation Committee. The Compensation Committee recommends salaries based upon a review of the range of salaries earned by executive officers within the Bank's peer group, although there is no predetermined point within such range at which the Compensation Committee targets salaries. In determining base salaries, the Compensation Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance, although overall performance of the Bank is a consideration.

         Incentive Compensation. Incentive compensation awards for executive officers are recommended by the Compensation Committee and approved by the Board based on each executive officer's achievement of his individual performance objectives. These objectives are tied to annual and long term measurements of corporate objectives, such as return on average equity, return on average assets, asset growth, deposit growth, efficiency ratio and delinquency and charge off percentages, and, in some instances, other objectives that are specific to the executive officer's job function. The criteria for determining the cash incentive awards are based on net income and reflect the Compensation Committee's commitment to maintaining a strong incentive compensation plan that is directly related to maximizing long-term shareholder value.

         For performance during 2000, the Bank awarded cash incentive compensation totaling $123,200 to the Bank's named executive officers. In 2000, all employees who, in the judgment of the Compensation Committee, made a substantial contribution to the success of the Bank and who the Compensation Committee believed should participate in that success and be motivated to contribute to future success, were awarded cash incentive compensation.

         Stock Options. The Compensation Committee awards stock options to executive officers as a long-term incentive to align the executives' interests with those of other shareholders and to encourage significant stock ownership. Under the ISO Plan, the Compensation Committee grants to selected key employees options to purchase the Shares at a price equal to the fair market value of the Shares on the date of grant. Eligible employees under the ISO Plan are those key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of the Bank and its subsidiaries by reason of the nature and extent of their duties. The stock options granted under the ISO Plan become exercisable in twenty percent (20%) installments on the vesting date and each of the four anniversaries following the vesting date. The option recipients, including Mr. Bauer, will receive value from these grants only to the extent that the price of the Shares exceeds the grant price under the ISO Plan.

         Matching Contributions. The 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), designed to provide additional incentive and retirement security for eligible employees of the Bank. All Bank employees over the age of 21 are eligible to participate in the 401(k) Plan. The executive officers of the Bank participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that may lower the maximum contributions of more highly compensated participants. The Bank matches up to 66% of the contributions to the 401(k) Plan up to 6% of his or her compensation. The Board believes that tying the financial interests of the employees to those of the shareholders will result in enhanced shareholder value. Employees may therefore elect to have their 401(k) Plan funds used to purchase Shares on the open market.

         2000 Compensation to the Chief Executive Officer. The Compensation Committee annually reviews the Chief Executive Officer's accomplishments and evaluates the Chief Executive Officer, F. Scott Bauer. The Compensation Committee discusses this review with Mr. Bauer. The Compensation Committee then recommends a salary to the Board. The Board discusses the Compensation Committee review and recommended salary and sets Mr. Bauer's salary.

         In determining Mr. Bauer's base salary for 2000, the Compensation Committee reviewed his accomplishments, examined salary information for the Bank's peer group, and evaluated the overall performance of the Bank in comparison with the peer group. Mr. Bauer's 2000 salary was at the high midpoint of the range of salaries paid to the chief executive officers of the Bank's peer group. The Compensation Committee believes that Mr. Bauer's 2000 base salary is modest in relation to the Bank's corporate and financial performance.

         In determining Mr. Bauer's annual incentive compensation award, the Compensation Committee applied the evaluation procedure discussed above. The amount awarded to Mr. Bauer for performance during the year 2000 was based solely upon the Bank's performance as measured by the corporate objectives set forth above and represents a payment of 26.1% of his 2000 base compensation. There were no awards to Mr. Bauer under the ISO Plan in 2000.

         This report is submitted by the Compensation Committee: Annette Y. Scippio, Don G. Angell, James L. Caldwell, Dr. William G. Ward, Sr., Anthony H. Watts, and Billy D. Prim (Chair).

PRINCIPAL OFFICERS

         F. Scott Bauer, age 46, is the President and Chief Executive Officer of the Bank and has served in that position since the Bank's incorporation. Prior to his service with the Bank, Mr. Bauer served as City Executive for Southern National Bank in Winston-Salem, North Carolina, the largest city in the Southern National Bank system, from 1994 until Southern National Bank merged with BB&T Financial Corporation ("BB&T") in May 1995, whereupon he continued as City Executive until he resigned to form the Bank in November 1995.

         Richard M. Cobb, age 49, is the Executive Vice President and Chief Financial Officer of the Bank and has served in that position since the Bank's incorporation. He is a Certified Public Accountant. Mr. Cobb served as Senior Vice President and Chief Financial Officer of Triad Bank, Greensboro, North Carolina from 1992 until joining the Bank in 1996 while the Bank was being organized. Prior to joining Triad Bank, he was a commercial loan officer with BB&T.

         Jeff T. Clark, age 37, is the Executive Vice President for retail and commercial banking for the Bank and has served in that position since the Bank's incorporation. His most recent banking experience was as a senior commercial loan officer for Southern National Bank in Winston-Salem, North Carolina.

         Karen B. Hilton, age 41, is the Senior Vice President and Operations Manager for the Bank and has served in that position since the Bank's incorporation. Ms. Hilton's most recent banking experience was as an Assistant Vice President in Support Services for BB&T until September 1995.

EXECUTIVE COMPENSATION

         CASH COMPENSATION. The cash and cash equivalent compensation paid by the Bank during the fiscal years ended December 31, 1998, 1999 and 2000 to each executive officer who earned in excess of $100,000 is as follows:

                                                               ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                                                   ---------------------------------------------        --------------------------
                                                                                       Other
                                                                                       Annual           Option/       All Other
                                                   Salary            Bonus          Compensation         SARS        Compensation
Name and Position                  Year              ($)              ($)              ($)(1)             (#)           ($)(2)
-----------------                  ----            -------           ------         ------------        -------      -------------
F. Scott Bauer                     2000            138,000            36,000             5,841             -0-            7,066
President and CEO                  1999            120,000            28,800             5,458             -0-            4,533
                                   1998             96,000               -0-             8,466          45,617            3,046

Jeff T. Clark                      2000            108,000            19,000             2,077             -0-            5,163
Exec. Vice President               1999             95,000            17,000             1,826             -0-            3,415
                                   1998             85,000               -0-             5,884          14,399            2,727

Richard M. Cobb                    2000            108,000            19,000             2,077             -0-            5,163
Exec. Vice President/              1999             95,000            17,000             1,827             -0-            3,415
Chief Financial Officer            1998             85,000               -0-             4,904          19,930            2,697

---------------
(1) The value of non-cash compensation paid to the chief executive officer of the Bank during the fiscal years disclosed did not exceed 10% of his cash compensation. Includes payment for unused personal and sick leave.

(2) Consists entirely of the Bank's contribution on behalf of the officer under the Bank's salary deferral plan under Section 401(k) of the Internal Revenue Code.

         OPTION GRANTS IN 2000. No stock options to purchase Shares were granted to the named executives in 2000.

         TOTAL STOCK OPTIONS HELD BY NAMED EXECUTIVE OFFICER. The following table contains information with respect to stock options to purchase Shares held by the named executives during 2000.

    AGGREGATED OPTION EXERCISES IN 2000 AND DECEMBER 31, 2000, OPTION VALUES

                                                                      Number of Unexercised               Value ($) of Unexercised
                                   Shares                                     Options                      In-the-Money Options
                                Acquired on           Value             at December 31, 2000              at December 31, 2000(1)
Name                            Exercise(#)        Realized($)       Exercisable/Unexercisable           Exercisable/Unexercisable
----                            -----------        -----------       -------------------------           -------------------------
F. Scott Bauer                     -0-                 -0-            27,241            43,215            532,256         167,163


Jeff T. Clark                      -0-                 -0-            36,353            14,445            157,725          55,486


Richard M. Cobb                    -0-                 -0-            65,072            21,201            275,490          83,622

---------------
(1) Value represents the difference between the fair market value and the exercise price for the unexercised options at December 31, 2000.

EMPLOYMENT AGREEMENTS

         Terms of the agreements. The Bank is a party to employment contracts with F. Scott Bauer, President and Chief Executive Officer of the Bank, Jeff T. Clark, Executive Vice President of the Bank and Richard M. Cobb, Executive Vice President and Chief Financial Officer of the Bank (the "Agreements"). The terms under the Agreements are three years. On each anniversary of the effective date of the Agreements, the terms shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Agreement shall not be further extended. No such notice has been given by either such party. In addition, each officer has the option to terminate the contract upon sixty days' written notice to the Bank.

         Under the Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board. Mr. Bauer's, Mr. Clark's and Mr. Cobb's compensation pursuant to the contract for 2001 has been established by the Board at $156,000, $120,000 and $120,000, respectively. The cash compensation paid to each officer pursuant to the Agreement in 1998, 1999 and 2000 is set forth in the section above entitled "Executive Cash Compensation". Under the Agreement, Mr. Bauer is to have use of an automobile pursuant to the policies of the Bank and is entitled to term insurance providing a death benefit of up to $500,000, provided the cost to the Bank of such insurance does not exceed $1,000 per year. Under the Agreement, each officer is entitled to all fringe benefits which are generally provided by the Bank for its employees.

         Change of control provisions. The Agreements provide for certain payments to the officer upon any change of "control" of the Bank. "Control" is defined, under the Agreement, to mean any of the following events:

         (i) After the effective date of the Agreement, any "person" (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

         (ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

         (iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity, or group.

         Upon any such change in control, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after such change in control, he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control, his salary has been reduced below the amount he would have received under the Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location.

         Upon his termination of employment following a change in control, whether voluntary or involuntary, the Bank has agreed to pay each officer an amount equal to 2.99 times his "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code. This compensation is payable, at the officer's option, either by lump sum or in 36 equal monthly installments. The Bank has the right, under the Agreement, to reduce any such payments as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank.

BANK TRANSACTIONS WITH DIRECTORS AND OFFICERS

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of the Bank's business with directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank's business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.

REPORTS OF CHANGES IN BENEFICIAL OWNERSHIP

         Directors and principal officers of the Bank are required by federal law to file reports with the Federal Deposit Insurance Corporation regarding the amount of and changes in their beneficial ownership of the Shares. To the Bank's knowledge, all such required reports have been timely filed.

PERFORMANCE GRAPH

         The graph on the following page provides an indicator of the cumulative total shareholder returns for the Shares as compared with the S&P 500 Stock Index and SNL Securities' Southern Bank Index. The graph covers the period of time from the initial listing of the Shares.


         [INSERT PERFORMANCE GRAPH HERE]

  PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE 1997 INCENTIVE STOCK OPTION PLAN

         On January 18, 2001 the Board approved an amendment to the 1997 Incentive Stock Option Plan (the "ISO Plan"), subject to shareholder approval. The amendment provides that an aggregate of 60,235 Shares will be added to the 733,645 Shares currently reserved for issuance by the Bank upon exercise of stock options granted from time to time under the ISO Plan. Grants under the ISO Plan are limited to employees of the Bank. Options granted under the ISO Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422A of the Internal Revenue Code. Under the Internal Revenue Code, options afford favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Bank. The purpose of the ISO Plan is to increase the performance incentive for employees of the Bank, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Bank. The amendment to the ISO Plan has been submitted to the North Carolina Banking Commissioner (the "Commissioner") for his review and approval as required by North Carolina law.

         The ISO Plan is administered by the Compensation Committee of the Board (See "Management of the Bank -- Committees of the Board"). No member of the Compensation Committee is eligible to receive options under the ISO Plan. Employees of the Bank are eligible to receive options under the ISO Plan at no cost to them other than the option exercise price. Generally, the exercise price for options granted pursuant to the ISO Plan may not be less than 100% of the fair market value of the Shares on the date of the grant. No option will be exercisable more than ten years after the date that it is granted. In the case of an employee who owns more than 10% of the Shares at the time the stock option is granted, the option price may not be less than 110% of the fair market value of the Shares on the date of the grant, and the option shall not be exercisable more than five years from the date it is granted. (There are no such employees at this time).

         The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event that a participant ceases to serve as an employee of the Bank for the reason of retirement, disability, or voluntary resignation, an exercisable stock option will continue to be exercisable for three months but in no event after the expiration of the date of the option. In the event of the death of a participant during such service or within three months following retirement, disability, or voluntary termination, an exercisable stock option will continue to be exercisable for 12 months from the date of death to the extent it was exercisable by the participant immediately prior to death.

         The Bank receives no monetary consideration at the time of granting the stock options. The consideration, if any, which the Bank receives from the granting of such stock options is the further dedication of its employees in the performance of their responsibilities, duties and functions on behalf of the Bank. Upon the exercise of options, the Bank will receive payment of cash from the optionee in exchange for Shares issued. No shares have been granted under the amendment to the ISO Plan. The last sale price of the Shares as of March 1, 2001 was $8.50 per Share.

         Subject to alternative minimum tax rules under the Internal Revenue Code, a recipient of a stock option under the ISO Plan will not be taxed upon either the grant of the option or on the date he or she exercises such option. Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the option and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. If the ISO Plan requirements are satisfied, the Bank will receive no corresponding deduction for any portion of the stock option.

         It has been management's practice to grant options under the ISO Plan to all employees of the Bank after the completion of probationary employment periods. Management intends to continue this practice provided there are a sufficient number of Shares available under the ISO Plan. Approval of the amendment to the ISO Plan will allow the Bank to continue this practice.

         If the amendment to the ISO Plan is approved by the shareholders, it will become effective immediately upon approval by the Commissioner and the additional options will be available for grant to eligible employees. If the amendment to the ISO Plan is not approved by the shareholders, the number of Shares available under the ISO Plan will remain at 733,645.

         INTERESTS OF CERTAIN PERSONS. Subject to shareholder and regulatory approval, each employee, including executive officers of the Bank, are eligible to receive options to purchase shares under the ISO Plan.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 INCENTIVE STOCK OPTION PLAN. A FAVORABLE VOTE OF TWO THIRDS OF ALL OF THE OUTSTANDING SHARES IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE 1997 NONSTATUTORY STOCK OPTION PLAN

         On January 18, 2001, the Board approved an amendment to the 1997 Nonstatutory Stock Option Plan (the "NSSO Plan"), subject to shareholder approval. The amendment provides that an aggregate of 60,235 Shares will be added to the 733,645 Shares currently reserved for issuance by the Bank upon exercise of stock options granted from time to time under the NSSO Plan. Options granted under the NSSO Plan do not qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code and do not afford favorable tax treatment to recipients. Options granted under the NSSO Plan result in tax deductions to the Bank. The purpose of the NSSO Plan is to increase the performance incentives for eligible recipients, to encourage the continued participation of current directors of the Bank, and to attract new directors to the Bank by facilitating their purchase of a stock interest in the Bank. The amendment to the NSSO Plan has been submitted to the Commissioner for his review and approval as required by North Carolina law.

         The NSSO Plan is administered by the Board. Directors of the Bank are eligible to receive options under the NSSO Plan at no cost to them other than the option exercise price. Generally, the exercise price for options granted pursuant to the NSSO Plan may not be less than 100% of the fair market value of the Shares on the date of the grant. The options must be exercised within ten years from the date of grant. In the event that a participant ceases to serve as a director or employee of the Bank for any reason other than cause, as defined in the NSSO Plan, an exercisable stock option will continue to be exercisable upon the terms and conditions contained in the grant. Termination for cause will also terminate the options. In the event of the death of a participant during service, an exercisable stock option will continue to be exercisable for 12 months from the date of death to the extent it was exercisable by the participant immediately prior to death.

         The Bank receives no monetary consideration at the time of granting the stock options. The consideration, if any, which the Bank receives from the granting of such stock options is the further dedication of its directors in the performance of their responsibilities, duties, and functions on behalf of the Bank. Upon the exercise of options, the Bank will receive payment of cash from the optionee in exchange for Shares issued. No options have been granted under the amendment to the NSSO Plan. The last sale price of the Shares as of March 1, 2001 was $8.50 per Share.

         A recipient of a stock option under the NSSO Plan will not be taxed upon the grant of the option. Upon the date he or she exercises such option, the recipient will have taxable ordinary income on the difference between the option price and the fair market value of the stock on the date of exercise. The Bank will receive a tax deduction for any amount recognized by the recipient as ordinary income.

         If the amendment to the NSSO Plan is approved by the shareholders, it will become effective immediately upon approval by the Commissioner and the additional options will be available for grant to eligible employees and directors. If the amendment to the NSSO Plan is not approved by the shareholders, the number of Shares available under the NSSO Plan will remain at 733,645.

INTERESTS OF CERTAIN PERSONS. Subject to shareholder and regulatory approval, each director may be eligible to receive options to purchase shares.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 NONSTATUTORY STOCK OPTION PLAN. A FAVORABLE VOTE OF TWO THIRDS OF ALL OF THE OUTSTANDING SHARES IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

PROPOSAL 4: APPROVAL FOR THE FORMATION OF A FINANCIAL HOLDING COMPANY

THE FINANCIAL HOLDING COMPANY REORGANIZATION

         With the recent passage of the Gramm-Leach-Bliley Act of 1999 ("GLB Act"), Congress authorized the creation of a financial holding company, which is a new corporate structure that allows a company to combine banking, securities and insurance. Prior to the GLB Act, the holding company of a bank could only engage in certain activities that are determined by federal banking regulations to be closely related to banking. A financial holding company can engage not only in activities found to be closely related to banking, but it may also own and operate insurance and securities underwriting companies. While the Board's current intent is to initially engage in activities closely related to banking, the Board believes that the financial holding company structure may enhance the company's ability to diversify its assets if opportunities in the securities or insurance industries become available. Converting to the financial holding company at this time may save the company time and expense to make the conversion at a later date when such securities or insurance opportunities might occur. It also gives the company the ability to respond timely to any such opportunity without having to wait for qualification as a financial holding company. The Board has therefore recommended that a financial holding company be created with the Bank as its wholly owned subsidiary through a financial holding company reorganization. This reorganization will be accomplished pursuant to a Reorganization Agreement, which is included in full as Appendix I to this proxy statement and is incorporated into this proxy statement by reference.

         If the Reorganization Agreement is approved by the shareholders, and subject to the satisfaction of all other conditions set forth in the Reorganization Agreement, including receipt of all required regulatory approvals, all of the outstanding shares of the Bank's common stock (other than shares held by shareholders properly exercising dissenters' rights, if any) will be converted into the right to receive an equal number of shares of common stock of the new financial holding company in a one-for-one exchange.

         The terms of and conditions to the share exchange and the financial holding company reorganization effected thereby are contained in the Reorganization Agreement. The discussion in this proxy statement of the share exchange and financial holding company reorganization, and the summary description of the principal terms of the Reorganization Agreement are subject to and qualified in their entirety by reference to the Reorganization Agreement.

EFFECTIVE TIME

         Upon shareholder approval of the Reorganization Agreement, the financial holding company reorganization will be effective when articles of share exchange are filed with the Secretary of State of the State of North Carolina, or at such later time as identified in the articles of share exchange (the "Effective Time"). If the Reorganization Agreement is approved by the Bank's shareholders at the annual meeting, we currently expect to complete the financial holding company reorganization and file articles of share exchange as soon as practicable after the annual meeting, subject to the satisfaction or waiver of the terms and conditions included in the Reorganization Agreement. See "Conditions to the Financial Holding Company Reorganization."

EFFECTS OF THE SHARE EXCHANGE AND FINANCIAL HOLDING COMPANY REORGANIZATION

         At the Effective Time, the shares of the Bank's common stock (other than those shares held by shareholders who have properly exercised dissenters' rights, if any) shall be exchanged on a one-for-one basis for shares of the financial holding company's common stock, and the former holders of the Bank's common stock shall be entitled only to such exchange rights (or, if properly exercised, to dissenters' rights).

         After the Effective Time, the Bank will continue its existing business and operations as a wholly owned subsidiary of the financial holding company. The consolidated assets, liabilities, shareholders' equity and income of the financial holding company immediately following the Effective Time will be the same as those of the Bank immediately prior to the Effective Time. The board of directors of the financial holding company will be comprised of the thirteen current members of the Board. The executive officers of the financial holding company are, and upon the effective date of the financial holding company reorganization will continue to be, the same as the current executive officers of the Bank. The Bank will continue to operate under the name "Southern Community Bank and

Trust," and its deposit accounts will continue to be insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The corporate existence of the Bank will continue unaffected and unimpaired by the financial holding company reorganization, except that all of the outstanding shares of the Bank's common stock (other than shares held by Bank shareholders exercising dissenters' rights, if any) will be owned by the financial holding company. The current shareholders of the Bank will own all of the outstanding shares of the financial holding company common stock after completion of the financial holding company reorganization. The name of the financial holding company is "Southern Community Financial Corporation."

         The financial holding company will be subject to regulatory oversight by the Board of Governors of the Federal Reserve System ("Federal Reserve"). The financial holding company will have securities reporting obligations on a consolidated basis to the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The North Carolina Commissioner of Banks will maintain regulatory oversight of the Bank. In January 2001, the Bank was accepted as a member of the Federal Reserve System and became subject to regulatory oversight by the Federal Reserve. Upon the conversion to Federal Reserve System membership, the Bank no longer has primary federal regulatory oversight by the FDIC or reporting obligations under the Exchange Act to the FDIC. The primary federal regulator of the Bank is now the Federal Reserve System, which also receives reports under the Exchange Act from the Bank. Upon the conversion to a financial holding company, the Exchange Act reports will be filed by the financial holding company with the SEC. The Bank's securities were exempt from the Securities Act of 1933. The securities of the financial holding company will be subject to the Securities Act of 1933 and may require filings with and review by the SEC. The regulatory oversight described above, combined with the more complex corporate structure of the consolidated group, may contribute to additional, ongoing operating expenses for the Bank and the financial holding company.

         North Carolina banking law also requires the financial holding company to register as a bank holding company with the North Carolina Banking Commission within 180 days after completion of the reorganization. As a North Carolina-registered bank holding company, any change in control of the financial holding company will be subject to the prior approval of the North Carolina Commissioner of Banks.

REASONS FOR THE REORGANIZATION

         The Board believes that the formation of a financial holding company creates a more flexible organizational structure that can provide benefits such as additional methods for funding the Bank's growth, the ability to accommodate distinct subsidiaries for additional lines of business and increased efficiency with regard to acquisition activities. No current plans have been made by the Bank or the financial holding company to raise capital or obtain financing to fund growth or for other purposes, although they may consider such options in the future. Furthermore, the recent enactment of the GLB Act, which made historic changes to the structure of the financial services industry allowing a company to combine banking, securities underwriting and insurance underwriting, would require these activities to only be conducted through the financial holding company form of organization. Although currently the Bank has no specific plans for additional lines of business, the Board may consider such options in the future if the financial holding company is authorized.

         In addition, by reorganizing as a financial holding company, our company will have the flexibility to acquire minority interests in other banks. On various occasions, the Bank has been approached by the organizers of start-up banks and offered the opportunity to acquire shares in those banks. Under current banking regulations, the Bank may not acquire any shares of any other bank. If the Reorganization Agreement is approved, current regulations applicable to holding companies would permit such investments.

         In addition, under current North Carolina banking law, the total number of shares that may be made available under each of its stock option plans is limited to ten percent of outstanding shares of common stock. Furthermore, under North Carolina banking law, the Bank is restricted in the manner that it may award equity incentives to employees as part of their overall compensation package. For example, the Bank could not adopt a deferred compensation plan for its executives that would be paid in shares of its common stock. Since these restrictions do not apply to holding companies, the restrictions may hamper the Bank's ability to attract and retain exceptional employees, particularly when it is competing against other financial holding companies in hiring employees.

         Finally, under North Carolina banking law, the Bank may not repurchase its own shares of common stock without regulatory and shareholder consent. These restrictions make it more difficult for the Bank to engage in a share repurchase program, even when current market prices make this an attractive investment opportunity for the Bank that would benefit the Bank's shareholders. Although management has no current plans to establish a stock repurchase program, as a financial holding company, the company could establish a share repurchase program without regulatory and shareholder approval.

SHARE EXCHANGE

         At the Effective Time, subject to the conditions described below under "Conditions to the Financial Holding Company Reorganization," each issued and outstanding share of common stock of the Bank (other than shares held by holders property exercising dissenters' rights) will be exchanged for one share of common stock of the financial holding company

         The Bank's shareholders have the right to dissent from the share exchange and the financial holding company reorganization effected thereby if they follow the procedure under North Carolina corporate law. That procedure is explained under "Dissenters' Rights" and a copy of the statute itself is included as Appendix II to this proxy statement.

EXCHANGE OF CERTIFICATES

         Promptly after the Effective Time, the Bank's shareholders will exchange their present certificates for new certificates representing shares of the financial holding company's common stock in accordance with the procedures described below. After the Effective Time and until exchanged for the financial holding company share certificates, present Bank share certificates will evidence only the exchange rights provided in the Reorganization Agreement or, if applicable, the rights of a dissenting shareholder.

         - The financial holding company has appointed First-Citizens Bank & Trust Company to act as exchange agent for the share exchange. As of the Effective Time, the financial holding company will deposit with the exchange agent certificates representing the shares of the financial holding company's common stock issuable in the share exchange.

         - Promptly following the Effective Time, the financial holding company will cause the exchange agent to mail to each shareholder of the Bank of record immediately prior to the Effective Time written instructions and transmittal materials for use in surrendering shares of the Bank's common stock to the exchange agent.

         - Upon the proper delivery by a shareholder to the exchange agent of (i) Bank share certificates, (ii) the letter of transmittal, and (iii) such other documents as may be reasonably required by the exchange agent, the exchange agent will register the shares of the financial holding company's common stock in the name of such shareholder and deliver new financial holding company share certificates to the former Bank shareholder.

         - The financial holding company may choose not to treat any unsurrendered shares of Bank common stock as shares of the financial holding company common stock for purposes of the payment of dividends or other distributions. If the financial holding company makes this election, however, upon surrender and exchange of an outstanding Bank share certificate for a financial holding company share certificate, the shareholder will be entitled to payment, without interest, of all dividends and other distributions, if any, that were previously declared payable, but were not paid, with respect to such shares.

         - At any time more than one year after the Effective Time, the financial holding company will be entitled to require the exchange agent to return any unexchanged financial holding company share certificates. Thereafter, holders of Bank share certificates may look only to the financial holding company (subject to abandoned property, escheat and other similar laws) as general creditors with respect to the financial holding company share certificates issuable in the share exchange. If any Bank share certificates have not been surrendered within three years after the Effective Time (or such time as the financial holding company share certificates exchangeable therefore would otherwise escheat or become the property of any governmental unit or agency), the unexchanged financial holding company share certificates shall, to the extent permitted by applicable law, become the property of the financial holding company, free and clear of all claims or interest of any person previously entitled thereto.

STOCK OPTION PLANS

         At the Effective Time, all outstanding options under the Bank's existing stock option plans will be converted into options to acquire the number of shares of the financial holding company common stock that the holders of these options were entitled to acquire of the Bank's common stock immediately prior to the Effective Time, all on the same terms and conditions as set forth in the option plans. In the Reorganization Agreement, the financial holding company has agreed to file a registration statement with the SEC, no later than ten days after the Effective Time, covering all shares of the financial holding company common stock issuable with respect to existing stock options under the option plans. The financial holding company has also agreed to cause the registration statement to remain effective for as long as the options are outstanding.

CONDITIONS TO THE FINANCIAL HOLDING COMPANY REORGANIZATION

         The Reorganization Agreement provides that the obligations of the Bank and the financial holding company to consummate the financial holding company reorganization are subject to the satisfaction of the following conditions:

         - the approval of the Reorganization Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Bank's common stock;

         - the receipt of all required approvals of governmental or regulatory authorities and the expiration of any waiting periods required by any supervisory authority of the Bank or the financial holding company related to the financial holding company reorganization;

         - the receipt of a favorable opinion from the Bank's tax accountants as to the federal income tax consequences of the financial holding company reorganization; and

         - the absence as of the Effective Time of any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of the share exchange and the absence of any action, suit or proceeding by any governmental authority that seeks injunctive or other relief in connection with the financial holding company reorganization.

         Although the Bank has received approval from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), for the financial holding company reorganization, there are no assurances that all conditions will be satisfied and that the financial holding company reorganization will be consummated.

TERMINATION AND AMENDMENT

         The Reorganization Agreement may be terminated prior to the Effective Time (and before or after shareholder approval of the reorganization) if:

         - any condition precedent to the financial holding company reorganization has not been fulfilled or waived;

         - any order, decree, injunction, action, suit, proceeding, or claim has been instituted, made, or threatened relating to the share exchange or the resulting financial holding company reorganization that makes consummation of such share exchange or reorganization inadvisable in the opinion of the Board of either the Bank or the financial holding company;

         - the number of shares of the Bank's common stock owned by any dissenting shareholders makes completion of the financial holding company reorganization inadvisable in the opinion of the Board of the Bank or the financial holding company; or

         - for any other reason, consummation of the transaction is inadvisable in the opinion of the Board of either the Bank or the financial holding company.

         The Reorganization Agreement may be amended by agreement of the Bank and the financial holding company, whether before or after shareholder approval. However, the share exchange contemplated by the Reorganization Agreement may not be effected if any amendment to the Reorganization Agreement alters the plan of share exchange contained therein, unless the amended plan of share exchange is subsequently approved by the shareholders of the Bank.

COVENANTS

         Under the Reorganization Agreement, the Bank and the financial holding company agree to use their best efforts to obtain the requisite approval of their shareholders to the share exchange and the financial holding company reorganization and to file with appropriate regulatory officials, including the Federal Reserve, such applications, exhibits and documents as may be necessary to obtain approval of the Reorganization Agreement and the transactions contemplated thereby. In addition, the Bank and the financial holding company agree not to dispose of any assets except in the ordinary course of business until the Effective Time. The financial holding company also agrees to use its best efforts to cause the issuance of the financial holding company's common stock in the share exchange to be qualified or exempted from qualification under the Securities Act of 1933 and the securities and blue sky laws of each state in which it deems such qualification or exemption to be required.

FEDERAL INCOME TAX CONSEQUENCES

     The Bank expects to receive an opinion of Dixon Odom PLLC, Southern Pines, North Carolina, to the effect that, among other things:

         - The proposed financial holding company reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code.

         - No gain or loss will be recognized by the Bank's shareholders on the receipt of the financial holding company common stock in exchange for their common stock of the Bank.

         - No gain or loss will be recognized by the Bank or the financial holding company in connection with the reorganization.

         - Each shareholder's basis in the financial holding company's common stock will be the same as the basis of the common stock of the Bank surrendered.

         - The holding period of the financial holding company's common stock received by each of the Bank's shareholders will include the holding period of the common stock of the Bank surrendered in exchange therefor, provided that the common stock of the Bank is held as a capital asset at the effective time of the financial holding company reorganization.

         - If a shareholder of the Bank dissents from the financial holding company reorganization and receives cash in exchange for his common stock of the Bank, the receipt of such cash will be a taxable transaction and will be treated as a distribution in redemption of the shares, subject to the provisions and limitations of Sections 301 and 302 of the Internal Revenue Code.

         The opinion assumes, among other things, that the financial holding company reorganization will be consummated as described in the Reorganization Agreement, and that payment to dissenters will not exceed the fair market value of the financial holding company's common stock issued in the financial holding company reorganization as of the Effective Time.

         The tax opinion will not address state or local tax consequences, and shareholders are advised to consult their own tax advisors for advice on these matters.

         The tax opinion is not binding on the Internal Revenue Service.

ACCOUNTING TREATMENT

         Management of the Bank has been advised that the financial holding company reorganization, if completed as proposed, will be treated similarly to a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be reported in the financial holding company's consolidated financial statements at their respective book values as of the Effective Time, and the consolidated financial statements of the financial holding company will reflect the historical operations of the Bank prior to the financial holding company reorganization.

EXEMPTION FROM SECURITIES REGISTRATION

         The financial holding company intends to issue shares of common stock of the financial holding company in the proposed share exchange without registering the transaction under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 3(a)(12) of that Act.
Section 3(a)(12) provides an exemption for the issuance of securities when a bank forms a holding company in which:

         - after the reorganization, the newly organized holding company would have substantially the same assets and liabilities on a consolidated basis as the bank had prior to the transaction,

         - there is no substantial change in the shareholders' relative ownership interests, other than changes resulting from the lawful elimination of fractional shares or the exercise of dissenters' rights, and

         - the rights and interests of security holders in the new holding company are substantially the same as those in the bank.

         The Bank and the financial holding company believe that the reorganization transaction will satisfy these requirements. Accordingly, the financial holding company has not and does not intend to file a registration statement with the Securities and Exchange Commission with respect to the shares of its common stock to be issued in the proposed share exchange.

TRANSFER AGENT

         The transfer agent for the financial holding company's common stock is First-Citizens Bank & Trust Company in Raleigh, North Carolina
("First-Citizens"), which presently serves as such for the Bank. First-Citizens will also serve as the exchange agent for the share exchange.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

         General. Upon consummation of the share exchange and resulting financial holding company reorganization, shareholders of the Bank, other than those shareholders who properly exercise Dissenters' Rights, will become shareholders of the financial holding company. Certain legal distinctions exist between owning the financial holding company's common stock and the Bank's common stock. The shareholders of the financial holding company will be governed by and subject to the articles of incorporation and bylaws of the financial holding company rather than by the articles of incorporation and bylaws of the Bank. The financial holding company is a corporation governed by the laws of the State of North Carolina applicable to business corporations, and the Bank is a commercial bank governed by the banking laws of North Carolina, which incorporate the corporate laws of North Carolina only to the extent they do not conflict with the banking laws.

         NEITHER THE BANK'S COMMON STOCK NOR THE FINANCIAL HOLDING COMPANY'S COMMON STOCK ARE INSURED BY THE FDIC OR GUARANTEED BY THE ISSUER, AND BOTH ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF VALUE.

         The following is a summary of the material differences in the rights of holders of the financial holding company's common stock and of holders of the Bank's common stock. Shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders that will result from the proposed financial holding company reorganization.

         Merger or Dissolution Voting Rights. Under North Carolina banking law, the Bank may effect a merger with or transfer of all of its assets and liabilities to another bank, or dissolve only upon the affirmative vote of the holders of at least two-thirds of the Bank's outstanding shares of common stock and the approval of the North Carolina Commissioner of Banks. The financial holding company may effect a merger with or transfer of all of its assets and liabilities to another corporation, or dissolve upon the affirmative vote of the holders of at least a majority of the financial holding company's outstanding shares of common stock.

         Adoption or Amendment of Stock Option Plans. Under North Carolina banking law, the Bank may adopt or amend a stock option plan only upon the affirmative vote of the holders of at least two-thirds of the Bank's outstanding shares of common stock and the approval of the North Carolina Commissioner of Banks. The financial holding company may adopt or amend a stock option plan upon the affirmative vote of the holders of a majority of the votes present at a meeting duly called for that purpose.

         Voting Rights For Stock Repurchase. Under North Carolina banking law, the Bank may not repurchase its own shares of common stock except upon the affirmative vote of the holders of at least two-thirds of the Bank's outstanding shares of common stock and with the consent of the North Carolina Banking Commissioner. Under the Bank Holding Company Act and applicable North Carolina corporate law, no such prior approval is required and, therefore, the financial holding company will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. Under certain circumstances, stock repurchases by the financial holding company will require the prior approval of the Federal Reserve. The financial holding company may consider repurchases of its stock in the future, but there can be no assurance that the financial holding company will conduct such repurchases.

         Directors. Under North Carolina banking law, the membership of the board of directors of the Bank is restricted in the following ways that do not apply to the financial holding company:

         - not less than one-half of the directors of the Bank shall be residents of the State of North Carolina;

         - all directors of the Bank are required to own stock of the Bank; and

         -        every director of the Bank is required to take an oath.

         There are no comparable requirements under North Carolina corporate law applicable to the financial holding company.

         Assessment. Section 53-42 of the General Statutes of North Carolina provides for the pro rata assessment of holders of capital stock of a state bank in the event that its capital becomes impaired. Such assessment is to be enforced by the sale, to the extent necessary, of the bank stock of any shareholder that fails to pay his or her assessment. Accordingly, the shares of Bank common stock are subject to assessment as provided by such statute. All shares of the financial holding company's common stock will, upon consummation of the transactions contemplated by the Reorganization Agreement, be fully paid and non-assessable.

         Payment of Dividends. The ability of the Bank to pay dividends on its common stock is restricted by North Carolina banking law. The Bank may pay dividends only out of undivided profits as determined pursuant to Section 53-87 of the North Carolina General Statutes and may not pay dividends unless the Bank's capital surplus is at least 50% of its paid-in capital. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank. Although the financial holding company's ability to pay dividends will not be subject to these same restrictions, such restrictions will indirectly affect the financial holding company because dividends from the Bank will be the primary source of funds of the financial holding company for the payment of dividends to shareholders of the financial holding company.

         The financial holding company will be limited by certain restrictions imposed generally on North Carolina corporations. Subject to certain limitations and exceptions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.

         Limitation of Liability and Indemnification of Directors. The articles of incorporation of both the Bank and the financial holding company eliminate a director's personal liability for monetary damages for breach of duty as a director to the fullest extent permitted by law. As required by North Carolina banking law, the articles of incorporation of the Bank qualify the elimination of liability for acts or omissions as to which the elimination of liability would be inconsistent with the provisions of North Carolina banking law. This requirement will not be applicable to the financial holding company.

DISSENTERS' RIGHTS

         Article 13 of the North Carolina Business Corporation Act sets forth the rights of shareholders of the Bank who object to the share exchange. The following is a summary of the statutory procedures to be followed by a shareholder in order to dissent from the share exchange and perfect dissenters' rights under Article 13 ("Dissenters' Rights"). This summary is qualified in its entirety by reference to Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix II hereto.

         If any shareholder elects to exercise his or her right to dissent from the share exchange and demand appraisal, the shareholder must satisfy each of the following conditions:

         - the shareholder must give to the Bank, and the Bank must actually receive, before the vote on approval or disapproval of the share exchange is taken, written notice (the "Dissenter's Notice") of the shareholder's intent to demand payment for the shareholder's common stock if the share exchange is completed. This Dissenter's Notice must be in addition to and separate from any proxy or vote against the share exchange. Voting against, abstaining from voting, or failing to vote on the share exchange will not constitute a Dissenter's Notice within the meaning of Article 13.

         -        the shareholder must not vote in favor of the share exchange.
                  A failure to vote will satisfy this requirement, but a vote in favor of the share exchange, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the share exchange or direction to abstain, will constitute a waiver of the shareholder's Dissenters' Rights.

         Any Dissenter's Notice should be addressed to Southern Community Bank and Trust, 4701 Country Club Road, Winston-Salem, North Carolina 27401,
Attention: Richard M. Cobb, Chief Financial Officer, and should be executed by, or on behalf of, or in the case of a dissent by a beneficial owner, consented to by, the holder of record. The Dissenter's Notice must reasonably inform the Bank of the identity of the shareholder and that the shareholder is objecting to the share exchange and demanding payment for his or her shares. If the requirements listed above are not satisfied and the share exchange becomes effective, a shareholder will not be entitled to payment for his or her shares under the provisions of Article 13.

         If the share exchange is approved by the Bank's shareholders, the Bank will be required to mail by registered or certified mail, return receipt requested, a written notice (the "Bank's Notice") to all shareholders who have given Dissenter's Notice. The Bank's Notice must be sent no later than 10 days after the shareholder approval of the share exchange, and must

         - state where the payment demand must be sent and where and when certificates for shares must be deposited;

         -        supply a form for demanding payment;

         - set a date by which the Bank must receive the payment demand (not fewer than 30 days nor more than 60 days after the Bank's Notice is mailed); and

         - include a copy of Article 13 of the North Carolina Business Corporation Act.

         A shareholder who sent a valid Dissenter's Notice must demand payment and deposit the shareholder's share certificates in accordance with the terms of the Bank's Notice. A shareholder who demands payment and deposits his or her share certificates retains all other rights of a shareholder until these rights are canceled or modified by the share exchange. A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the Bank's Notice, is not entitled to payment for the shares under Article 13.

         Upon receipt of a demand for payment, the Bank is required to pay each dissenting shareholder the amount the Bank estimates to be the fair value of the shares, plus interest accrued from the Effective Date to the date of payment. The payment must be accompanied by:

         - the Bank's most recent available annual balance sheet, income statement and statement of cash flows for the fiscal year ending not more than 16 months before the date of offer of payment and the latest available interim financial statements, if any;

         - an explanation of how the Bank estimated the fair value of the shares;

         -        an explanation of the interest calculation;

         - a statement of the dissenters' right to demand payment (as described below); and

         -        a copy of Article 13 of the North Carolina Business
                  Corporation Act.

         If the share exchange is not completed within 60 days after the date set for demanding payment and depositing share certificates, the Bank must, pursuant to Article 13, return the deposited certificates. If after returning the deposited certificates, the share exchange is completed, the Bank must send a new Bank's Notice and repeat the payment demand procedure.

         A shareholder may, however, notify the Bank in writing of the shareholder's own estimate of the fair value of his or her shares and amount of interest due and demand payment of the excess of the shareholder's estimate of the fair value of his or her shares and the amount previously paid by the Bank and interest due if:

         - the shareholder believes that the amount paid by the Bank is less than the fair value of the his or her shares or that the interest is incorrectly calculated,

         - the Bank fails to make payment of its estimate of fair value to a shareholder within 30 days after receipt of a demand for payment; or

         - the Bank having failed to take action, does not return the deposited certificates within 60 days after the date set for demanding payment.

         A shareholder waives the right to demand payment unless the shareholder notifies the Bank of his or her demand in writing within 30 days after the Bank's payment of its estimate of fair value (with respect to the first clause above) or the Bank's failure to perform (with respect to the second and third clauses above). A shareholder who fails to notify the Bank of his or her demand within this 30-day period shall be deemed to have withdrawn his or her dissent and demand of payment.

         If a demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the date of his or her payment demand and file a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within this 60-day period, the dissenting shareholder shall be deemed to have withdrawn the dissent and demand for payment. In an appraisal proceeding, the court will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions without a jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable, against the Bank if the court finds that it did not comply with the statutes, or against the Bank or the dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

         The Reorganization Agreement provides that if the Board determines that the holders of a sufficient number of shares of the Bank's common stock have dissented from the financial holding company reorganization so that consummation of the financial holding company reorganization is inadvisable, the Board may terminate the Reorganization Agreement. In that regard, the Bank currently anticipates that it would terminate the Reorganization Agreement if shareholders holding more than five percent of the shares of Bank common stock dissent from the financial holding company reorganization, although the directors in their discretion may consummate the transactions contemplated by the Reorganization Agreement even if a higher percentage of shareholders exercise Dissenters' Rights.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE FORMATION OF A FINANCIAL HOLDING COMPANY. A FAVORABLE VOTE OF A MAJORITY OF ALL OF THE OUTSTANDING SHARES IS REQUIRED FOR APPROVAL OF THIS PROPOSAL.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Bank's independent certified public accountant for the year ended December 31, 2000, was Dixon Odom PLLC ("Dixon Odom"), which has also been retained as the Bank's independent certified public accountant for the year ending December 31, 2001. The Board selects the independent certified public accountant upon recommendation by the Audit Committee. The Bank has accrued fees for services related to the audit of the 2000 financial statements by Dixon Odom totaling $36,000. The Bank also accrued fees for other accounting and financial related services in 2000 totaling $15,700. The Bank's Audit Committee has determined that the non-audit related services rendered by Dixon Odom are compatible with maintaining the principal accountant's independence.

Representatives of Dixon Odom will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                                  ANNUAL REPORT

         In accordance with the regulations of the Federal Reserve Board, information required to be included in the Bank's 2000 annual disclosure statement is contained in the Bank's 2000 Annual Report to shareholders for the year ended December 31, 2000, which accompanies this Proxy Statement. No part of the 2000 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

         THE BANK WILL PROVIDE WITHOUT CHARGE A COPY OF THE BANK'S SECURITIES REGISTRATION REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, UPON WRITTEN REQUEST TO RICHARD M. COBB, EXECUTIVE VICE PRESIDENT, SOUTHERN COMMUNITY BANK AND TRUST, 4701 COUNTRY CLUB ROAD, WINSTON-SALEM, NORTH CAROLINA 27104. THE BANK WILL FURNISH ANY EXHIBIT TO THE FORM 10-K UPON PAYMENT OF THE COST OF COPYING THE EXHIBIT.

                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         HOW TO SUBMIT PROPOSALS FOR POSSIBLE INCLUSION IN THE 2002 PROXY
MATERIALS: For shareholder proposals to be considered for inclusion in the proxy materials for the Bank's 2002 annual meeting, any such proposals must be received at the Bank's principal office (currently 4701 Country Club Road, Winston-Salem, North Carolina 27104) not later than November 12, 2001. The Board will review any shareholder proposal received by this date and will determine whether any such proposal should be included in its proxy solicitation materials. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet certain criteria established under the Act or related regulations. Shareholders are urged to submit any proposal by certified mail, return receipt requested.

         SHAREHOLDER PROPOSALS AFTER NOVEMBER 12, 2001: Proposals submitted after November 12, 2001 will not be included in the proxy materials for the 2002 annual meeting. Any such proposals received by January 27, 2002, may be considered at the 2002 annual meeting as other business. Management proxies shall have discretionary authority to vote on those proposals at the 2002 annual meeting. If notice of the proposal is not received by January 27, 2002, such notice will be considered untimely. Management proxies shall also have discretionary authority to vote on untimely proposals.

                                  OTHER MATTERS

         Management knows of no other matters which will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgement.


                                       By order of the Board of Directors.



                                       F. SCOTT BAUER
                                       President